NR10-25	August 13, 2010

International Tower Hill Shareholders Approve
Corvus Gold Inc. Spin-out

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce that its shareholders have voted 99.85% in favour of approving the spin-out of its Alaska and Nevada exploration assets into Corvus Gold Inc. (“Corvus”) by way of a plan of arrangement.  Over 54% of the outstanding shares of the Company were represented and voted on the arrangement resolution at the Company’s Special Meeting held on August 12, 2010.

Jeff Pontius, the President and CEO of the Company, noted that “I am extremely pleased at the overwhelming approval for the Corvus spin-out received from the Company’s shareholders.  The completion of the arrangement will allow ITH to focus all of its energies on the ongoing development of the Livengood Project.  Corvus, as a separate and independent company, will be able to focus on generating value from the Company’s current Alaska and Nevada exploration projects through the further exploration of those projects, as well as utilizing our extensive Alaska database to identify and acquire additional prospective projects.”

As the next step in the process, an application for a final order of the Supreme Court of British Columbia approving the arrangement will be set down for hearing before the presiding Judge or Master in Chambers at the Courthouse at 800 Smithe Street, Vancouver, British Columbia, on August 20, 2010 at 9:45 a.m., or so soon thereafter as counsel may be heard.

The Company is also pleased to report that Corvus has received the conditional approval of the Toronto Stock Exchange (“TSX”) to list the common shares of Corvus on the TSX.  Listing of the common shares is subject to the completion of the arrangement spin-out and compliance with all of the TSX requirements, including receipt by the TSX of all required documentation by October 26, 2010.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its key holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the arrangement spin-out involving the Company and Corvus Gold Inc. and the listing of the common shares of Corvus on the TSE, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the failure of the Company and Corvus to obtain the final order approving the arrangement or to satisfy the conditions precedent top the listing of the Corvus shares on the TSE.  Other risks and uncertainties are disclosed in the Company’s annual information form  filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.